EXHIBIT 99(a)

FOR IMMEDIATE RELEASE
October 16, 1995


      HUBCO'S THIRD QUARTER EARNINGS PER SHARE INCREASE 35%

     Mahwah, New Jersey, October 16, 1995 -- HUBCO, Inc. (NASDAQ:
HUBC), the 8th largest New Jersey-based commercial banking company, today reported record earnings for the third quarter and first nine months of 1995. This is the 20th consecutive quarter of earnings increases for HUBCO.

     Earnings per share for the third quarter increased 35% to a record $.46 per share ($5,973,000), from $.34 per share ($4,704,000) last year. All prior period amounts and per share data have been restated to reflect the acquisitions completed during the second quarter of 1995 of Jefferson National Bank and Urban National Bank accounted for as pooling of interests and for the three for two stock split issued in January, 1995. HUBCO's return on average equity for the third quarter was 19.25% and the return on average assets was 1.48%.

     For the nine months ended September 30, 1995 earnings per share increased 28% to $1.31 ($17,377,0000), from $1.02 per share ($13,167,000) last year. HUBCO's return on average equity for the nine month period was 19.44% and the return on average assets was 1.42%.

     For the third quarter of 1995, net interest income increased 5% to $20,047,000 and for the nine months was $60,760,000, an increase of 19%. HUBCO's net interest margin for the third quarter of 1995 was 5.43% and 5.44% for the nine month period.

     Non-interest income totaled $4,872,000 for the third quarter and $13,141,000 for the nine month period. This represents increases of 48% and 50% respectively.

     Third quarter other income includes approximately $1,000,000 representing income from the settlement of an insurance claim. This quarter also included one time acquisition related expenses recorded in non-interest expense of approximately $.9 million.

     Overhead expenses for the third quarter increased to $14,331,000 from $13,510,000 last year. For the nine month period overhead expenses increased to $46,122,000 from $36,232,000. These increases are attributable to HUBCO's growth and the acquisition expenses incurred to achieve this growth.

     Non-performing assets of $22,977,000 (1.4% of assets) were down from $31,499,000 a year ago and $28,290,000 at 12/31/94.
Non-accruing loans totaled $15,368,000 (1.8% of loans) and were down from $21,813,000 a year ago and $18,488,000 at 12/31/94.
The Allowance for Possible Loan and Lease Losses totalled $16,678,000 which represented 100% of non-performing loans and 109% of non-accruing loans.

     HUBCO's total assets at September 30, 1995 were $1.6 billion, Loans totaled $848 million and deposits were $1.4 billion. HUBCO's stockholders equity was $125 million at September 30, 1995. Capital ratios for HUBCO were as follows:
Tier I - 12.98%, total Risk Based - 17.06% and the Leverage Capital Ratio was 7.21%. These ratios all exceed the regulatory requirements of 6%, 10% and 5% respectively to be considered a well capitalized institution.

     HUBCO, Inc. is the bank holding company for Hudson United
Bank which operates 58 branches in Bergen, Essex, Hudson,
Middlesex, Morris and Passaic counties in New Jersey.

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                           HUBCO, INC.

                      Financial Highlights
               (in thousands except for per share)


                                                  Quarter Ended
                                                   September 30
                                                  -------------
                                                1995       1994
                                                ----       ----
Net Interest Income                           20,047     19,134
Provision for Possible Loan Losses             1,050      1,135
Net Income                                     5,973      4,704
Net Income Per Share                             .46        .34
Weighted Average Shares Outstanding           13,112     13,719


                                              Nine Months Ended
                                                 September 30
                                              -----------------
                                                1995       1994
                                                ----       ----
Net Interest Income                           60,760     50,893
Provision for Possible Loan Losses             3,150      2,250
Net Income                                    17,377     13,167
Net Income Per Share                            1.31       1.02
Weighted Average Shares Outstanding           13,301     12,914


                                                At September 30
                                              -----------------
                                                1995       1994
                                                ----       ----
Total Assets                               1,602,590  1,718,322
Net Loans                                    831,086    781,843
Total Deposits                             1,390,968  1,512,259
Stockholders' Equity                         124,974    116,033


Weighted Average Shares Outstanding include convertible preferred shares and have been retroactively adjusted for the effects of acquisitions, stock dividends and stock splits.